Exhibit 10.35

Richard Northing

Intraware, Inc.

25 Orinda Way

Orinda, CA 94563

Dear Richard:

As a valuable member of the Internal Control Project Steering Committee, I would like to thank you on behalf of Intraware.  The talent and dedication you bring to the team will determine Intraware’s success in the Internal Control Project.

The extraordinary service you are providing above your normal job duties is appreciated.  Intraware would like to acknowledge that service in the form of a bonus to you.

Following is:

•                  your total target payout amount

•                  your list of deliverables to be completed or milestones to be achieved for payout

•                  the due date for the deliverable

•                  the percentage of the total target payout amount to be paid at each payout date

•                  the payout amount for each payout date

•                  the anticipated date of the payout should the objective be met and measurements completed

Total target bonus amount:               $15,000.00

Deliverables to be Completed or Milestones to be Achieved	Due Date	Payout Percent	Payout Amount	Anticipated Payout Date
Approve IT and Engineering capital and expense budget for all of 404 and SAS 70; submit to CFO 11/30/04.	1/7/05	50%	$7,500.00	3/15/05
Complete Readiness Assessment with Deloitte for Type I SAS 70 in December and terminate Contractor Support from Resources Connection no later than January 7, 2005.	1/7/05	“	“	“
Review IT Process Documentation and policies and procedures in policy IQ. Incorporate IT Governance into appraisal process.	1/30/05	“	“	“
Complete remediation associated with PWC FY04 Management Comment Letter on time throughout FY05.	2/28/05	“	“	“
Complete SAS 70 Type 2 Audit no later than September 2005. Bonus payable within 15 days or receipt of a non-qualified SAS 70 Type 2 report.	9/30/05	50%	$7,500.00	10/15/05
Effectively manage group’ s effort to support SOX 404 deliverables communicated by Project Manager through Q305.	9/30/05	“	“	“
SOX 404 and SAS 70 effort completed within budget. Develop and deliver IT Governance communication plan to IT and Engineering.	9/30/05	“	“	“

We expect success in all areas.  However, payout for the bonus is not an “all or nothing” condition.  Should deliverables not be completed or milestones not be achieved, payout will be determined by amount of control you had in the outcome of a deliverable or milestone, percentage of task accomplished, as well as other factors.  Intraware retains the right, at the discretion of the CFO and the HR Director, to determine the amount of payout in these cases.

You must be employed at Intraware at the time of the payout in order to receive the bonus.

Again, thank you for your commitment to this project and to Intraware.

Sincerely,

/s/ MELINDA ERICKS

Melinda Ericks
Director, Human Resources